Exhibit 2a-1

                   AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

         THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this "Amendment No. 1") is made as of the 8th day of July, 2004, by and among Telefonica Moviles, S.A., a corporation organized under the laws of the Kingdom of Spain ("Purchaser"), each of the entities listed on the signature pages hereto (each, a "Seller" and collectively, the "Sellers") and, solely to the extent this Amendment No.1 amends, modifies or affects in any manner Sections 3.1(e), 6.13(b), 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.23, 6.24, 6.25, 6.26, 6.38, 6.40,
8.2 and 8.3 and Articles X, XI or XII of the Stock Purchase Agreement (as defined below), BellSouth Corporation ("Seller Parent"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

                             PRELIMINARY STATEMENTS

         WHEREAS, Purchaser, Sellers and Seller Parent (solely for purposes of Sections 3.1(e), 6.13(b), 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.23, 6.24, 6.25,
6.26, 6.38, 6.40, 8.2 and 8.3 and Articles X, XI and XII of the Stock Purchase Agreement) are parties to a Stock Purchase Agreement, dated as of March 5, 2004 (the "Stock Purchase Agreement").

         WHEREAS, in accordance with Section 12.2 of the Stock Purchase Agreement, Purchaser, Sellers and Seller Parent desire to amend the Stock Purchase Agreement on the terms and subject to the conditions set forth in this Amendment No. 1 to (i) remove and render null and void for all purposes under the Stock Purchase Agreement the terms Loss Contingencies, Impairment Losses, Loss Contingency and Impairment Losses Shortfall, Sections 6.3(b) and Section 10.2(a)(iv) of the Stock Purchase and all definitions related thereto, (ii) amend certain other definitions as provided in the Stock Purchase Agreement, and
(iii) make certain additional amendments set forth herein.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   AMENDMENTS

         1.1 Amendments Relating to Loss Contingencies and Impairment Losses.


         (a) Section 6.3(b). The parties hereto agree that Section 6.3(b) of the Stock Purchase Agreement is hereby deleted in its entirety from the Stock Purchase Agreement. The parties hereto further agree that all items and claims set forth in any statements presented by Sellers and the Purchaser as required by or in connection with fulfilling the requirements of Section 6.3(b), including, without limitation, the Sellers' statement in respect of the Sellers Loss Contingencies and Impairment Amount, the Purchaser's statement in respect of the Purchaser Loss Contingencies and Impairment Losses Amount and all other statements and supporting documentation and other information delivered by Sellers or Purchaser pursuant to or in

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connection with Section 6.3(b) of the Stock Purchase Agreement or the definitions of or determinations of Loss Contingencies, Impairment Losses, Sellers Loss Contingencies and Impairment Amount, Purchaser Loss Contingencies and Impairment Losses Amount, Acquired Companies Loss Contingencies Reserves, Acquired Companies' Impairment Losses, Loss Contingency and Impairment Losses Shortfall, Final Loss Contingencies and Impairment Losses Amount, and all assertions or potential assertions of claims for indemnification or recovery related thereto, are hereby waived, disavowed and rendered null and void in their entirety by Sellers and Purchaser for all purposes under the Stock Purchase Agreement. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, neither Purchaser nor Sellers shall be prevented from asserting following any applicable Closing any claim for indemnification pursuant to Article X of the Stock Purchase Agreement in respect of any matter that is properly the subject of a such a claim thereunder.

         (b) The parties hereto agree that the following definitions set forth in Section 1.1 of the Stock Purchase Agreement are hereby deleted in their entirety:

              (i)    "Acquired Companies Loss Contingencies Reserves"

              (ii)   "Final Loss Contingencies and Impairment Losses Amount"

              (iii)  "Fixed Loss Contingencies and Impairment Losses Amount"

              (iv)   "Impairment Losses"

              (v)    "Loss Contingencies"

              (vi)   "Loss Contingencies and Impairment Losses Shortfall"

              (vii)  "Purchaser Loss Contingencies and Impairment Losses Amount"

              (viii) "Sellers Loss Contingencies and Impairment Losses Amount"

         (c) The parties hereto agree that the following definition set forth in
Section 1.1 of the Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

                  "Minority Equity Losses" shall mean, with respect to each holder of Minority Equity Interests in an Acquired Company, the product of (a) any Losses incurred or suffered by Purchaser arising out of (i) any indemnification claims pursuant to Sections 10.2(a)(vi) or 10.2(a)(ix) with respect to such Acquired Companies, or (ii) any breach of or any inaccuracy in any representation or warranty made by Seller Parent, any Seller or any Acquired Company in this Agreement or in the Additional Representations Certificate with respect to such Acquired Company (other than Losses arising out of any breach of or any inaccuracy in the Title and Authorization Warranties made by Sellers in
         Article IV of this Agreement), multiplied by (b) the Minority Holders Allocation Percentage applicable to such Minority Equity Holder with respect to such Acquired Company."

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         (d) Section 4.8. The parties hereto agree that Section 4.8 of the Stock
Purchase Agreement is hereby amended and restated in its entirety as follows:

                  "4.8. Litigation. To Sellers' knowledge and except as disclosed in Schedule 4.8, there are no actions, suits, arbitrations, proceedings, governmental investigations or other litigation pending against any Acquired Company or any of their respective officers, directors, employees or stockholders in their capacity as such before any court or other Governmental Authority (or, to Sellers' knowledge, threatened in writing to be brought before any court or other Governmental Authority) which (a) has had, or would reasonably be expected to have, a Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of the transactions contemplated by this Agreement. None of the Sellers or the Acquired Companies is subject to any Governmental Orders (nor, to Sellers' knowledge, are there any such Governmental Orders threatened in writing to be imposed by any Governmental Authority) which have had, or would reasonably be expected to have, a Material Adverse Effect."

         (e) Section 4.12. The parties hereto agree that Section 4.12 of the Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

                  "4.12. Obligations or Liabilities. Each Acquired Company is not, and will not as of the applicable Closing, be subject to any obligations or liabilities, whether known or unknown, accrued or unaccrued, contingent or otherwise, which in the aggregate would have an Individual Material Adverse Effect, except (a) as disclosed pursuant to this Agreement, the Exhibits and the Schedules hereto, including the Financial Statements, (b) for Taxes, or (c) incurred after the date of the Financial Statements in the ordinary course in accordance with this Agreement."

         (f) Section 7.3(a). The parties hereto agree that Section 7.3(a) of the Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

                  "(a) The representations and warranties of Purchaser contained herein and in the Purchaser Representations Certificate shall have been accurate, true and correct in all material respects (except that all such representations and warranties that are qualified by Purchaser Material Adverse Effect shall be accurate, true and correct in all respects) on and as of the date hereof; provided, however, that the representations and warranties of Purchaser contained in Sections 5.1, 5.2, and 5.7 shall also be accurate, true and correct in all material respects (except that all such representations and warranties that are qualified by Purchaser Material Adverse Effect shall be accurate, true and correct in all respects) on and as of the Initial Closing Date with the same force and effect as though made by Purchaser on and as of the Initial Closing Date."

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         1.2 Other Amendments to Definitions.

         (a) The parties hereto agree that the following definitions set forth in Section 1.1 of the Stock Purchase Agreement are hereby amended and restated in their entirety as follows:

                  "Cash" shall mean, with respect to any Person, cash and cash equivalents (including cash on deposit or subject to Cash Permitted Liens or receivable in relation to accrued interest) and marketable securities (as defined under U.S. GAAP) of such Person measured in Dollars or Dollar Equivalents and calculated in accordance with U.S. GAAP applied on a consistent basis (except with respect to Venezuelan Bolivars which shall be deemed to have a fixed exchange rate equal to Three Thousand One Hundred and Fifty (3,150) Venezuelan Bolivars to One Dollar ($1)). For purposes of any determination of "Cash" under this Agreement, the aggregate amount of all Cash shall be calculated without giving effect to any cash payments in respect of any Intercompany Debt and Intercompany Debt Receivables and any Stockholder Debt (but not any penalties or premiums on any Seller Stockholder Debt) required to be made under this Agreement at, or otherwise in connection with, the Initial Closing or any Subsequent Closing of the transactions contemplated hereby (including any Take-Along Closing), but the aggregate amount of all Cash shall be calculated by giving effect to any other payments by an Acquired Company to Sellers and its Affiliates in connection with this Agreement and the Closings hereunder.

                  "Debt" shall mean, with respect to any Person, (a) all indebtedness of such Person for borrowed money and all accrued but unpaid interest (including withholding taxes thereon) thereon, including any Intercompany Debt, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments measured in Dollars or Dollar Equivalents and calculated in accordance with U.S. GAAP applied on a consistent basis (except with respect to Venezuelan Bolivars which shall be deemed to have a fixed exchange rate equal to Three Thousand One Hundred and Fifty (3,150) Venezuelan Bolivars to One Dollar ($1)), in each case, for purposes of Articles II and III exclusive of any prepayment premiums or penalties, or any other fees, expenses, indemnities or other amounts payable with respect thereto. Notwithstanding the foregoing, in no event shall Debt include reimbursement or other obligations under undrawn letters of credit, any currency, interest rate, swap or other hedging or derivative instruments or agreements, sale and leaseback transactions, capital or other leases or other long-term liabilities or arrangements; provided, however, that, solely for the purposes of the definitions of Acquired Company Debt, Estimated Acquired Company Debt and Final Acquired Company Debt, the amount of Debt with respect to any Person shall be subject to adjustment such that, in the event that the Derivative Amount as of the applicable Closing Date is (i) a positive number, there shall be deducted from the aggregate amount of Debt the amount, if any, by which the Derivative Amount exceeds Ten Million Dollars ($10,000,000), or (ii) a negative number, there shall be added to the aggregate amount of Debt the

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         amount, if any, by which the Derivative Amount (expressed as a positive number) exceeds Ten Million Dollars ($10,000,000).

         (b) The parties hereto agree that the following definitions are hereby added to Section 1.1 of the Stock Purchase Agreement:

                  "Amendment No.1 to the Agreement" means that certain Amendment No.1 to this Agreement, dated June 30, 2004, by and among Purchaser, Sellers and, solely to the extent this Amendment No.1 amends, modifies or affects in any manner Sections 3.1(e), 6.13(b), 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.23, 6.24, 6.25, 6.26, 6.38, 6.40, 8.2 and 8.3 and
         Articles X, XI or XII of the Stock Purchase Agreement (as defined below), Seller Parent.

                  "Certified Expected Cost" shall have the meaning set forth in
         Section 10.7.

                  "Indemnity Deductible" shall have the meaning set forth in
         Section 10.4(a)(i)(B).

                  "Pay-Off Tax Claim" shall have the meaning set forth in
         Section 10.7.

                  "Tax Claim Pay-Off Amount" shall have the meaning set forth in
         Section 10.7.

                  "Tax Claim Pay-Off Letter" shall have the meaning set forth in
         Section 10.7.

                  "Tax Settlement" shall have the meaning set forth in Section 10.7.

                  "Threshold" shall have the meaning set forth in Section 10.4(a)(i)(A).

         1.3 Section 6.4(b)(xii). The parties hereto agree that, in Section 6.4(b)(xii) of the Stock Purchase Agreement, in the penultimate line thereof, immediately after the words "working capital," there will be inserted "(including payables and receivables)."

         1.4 Section 6.4(f). The parties hereto agree that Section 6.4(f) of the Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

                  "(f) Subject to the provisions of the Minority Equity Agreements, any Minority Equity Holder Rights and any Rights of First Refusal, from the date hereof until the applicable Closing Date, with respect to any Acquired Company, Sellers shall not reduce or cause to be reduced the Sellers Equity Interests it holds in such Acquired Company."

         1.5 Amendments to Article X.

         (a) Section 10.2(a)(i). The parties hereto agree that Section 10.2(a)(i) is hereby amended and restated in its entirety as follows:

                  "(i) any breach of or any inaccuracy in any representation or warranty made by any Seller (with respect to itself or any Initial Acquired Company and any Subsequent Acquired Company) and any Initial Acquired Company or any Subsequent Acquired Company in this Agreement or in the Additional Representations Certificate; provided, that:
                           (A) solely with respect to the representations and
                  warranties set forth in Sections 4.10, 4.12 and 4.13, and subject to the limitations set forth in Section 10.4(a)(ii) and Section 10.4(a)(i)(B), any limitation or qualification contained in such representations and warranties as to materiality or an Individual Material Adverse Effect shall be disregarded and instead will be read as any adverse effect for the purpose of this Section 10.2(a)(i);

                           (B) solely with respect to the Tax Warranty, and
                  subject to the limitations set forth in Section 10.4(a)(iii), any limitation or qualification contained in such representations and warranties as to materiality or an Individual Material Adverse Effect or Material Adverse Effect (which instead will be read as any adverse effect) and any exception set forth on Schedules 1.15 or 1.18 of the Additional Representations Certificates shall be disregarded for the purpose of this Section 10.2(a)(i); and

                           (C) such Seller shall have no liability under this
                  Section 10.2(a)(i) for any breach of or inaccuracy in any representation or warranty unless (x) in the case of all representations and warranties (other than the Tax Warranty, Labor Warranty, Environmental Warranty and Title and Authorization Warranties) a notice of Purchaser's or a Purchaser Indemnified Person's claim is given to the Seller Representative not later than the close of business on the eighteen (18) month anniversary of the Initial Closing Date or the applicable Subsequent Closing Date, as the case may be,
                  (y) in the case of the Tax Warranty, a notice of Purchaser's or a Purchaser Indemnified Person's claim is given to the Seller Representative not later than the close of business on the Tax Statute of Limitations Date and (z) in the case of the Environmental Warranty and Labor Warranty, a notice of Purchaser's or Purchaser Indemnified Person's claim is given to the Seller Representative not later than the close of business on the third (3rd) year anniversary of the Initial Closing Date or any Subsequent Closing Date, as the case may be;"

         (b) Section 10.2(a)(iv). The parties hereto agree that Section 10.2(a)(iv) is hereby amended and restated in its entirety as follows:

                  "(iv) the items described on Schedule 10.2(a)(iv) attached hereto;"

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         (c) Section 10.2(a), (v), (vi) and (viii). The parties hereto agree that clauses (v), (vi) and (viii) of Section 10.2(a) of the Stock Purchase Agreement are hereby amended by adding after the word "Taxes" in the first sentence of each of such clauses, "(excluding any such Taxes paid prior to the applicable Closing Date)."

         (d) Section 10.2(a)(ix). The parties hereto agree that a new Section 10.2(a)(ix) is hereby added to the Stock Purchase Agreement as follows:

                  "(ix) any (A) Taxes imposed on an Acquired Company for tax periods or portions of tax periods ending on or before November 30, 2003, except for any Taxes paid prior to the applicable Closing Date or disclosed on the Financial Statements or any Schedule to the Stock Purchase Agreement (but not any Schedules to the Additional Representation Certificates, unless those Schedules are also Schedules themselves to the Stock Purchase Agreement) and (B) any Taxes imposed on any Argentinean Acquired Company in excess of specific reserves therefor set forth in the Financial Statements related to Argentinean Acquired Company bad debt provisions and the sufficiency of documentation to prove collection efforts therefor, which was raised in a 1995 tax audit."

         (e) Section 10.4(a)(i). The parties hereto agree that Section 10.4(a)(i) is hereby amended and restated in its entirety as follows:

                  "(i) Section 10.2(a)(i) (other than with respect to any inaccuracy or breach of the Tax Warranty) only if, and only to the extent that, Purchaser and the Purchaser Indemnified Persons shall have incurred or suffered: (A) as to any particular inaccuracy or breach or any inaccuracies or breaches reasonably related thereto, indemnifiable Losses in excess of One Million Dollars ($1,000,000)(the "Threshold"), in which case, the entire amount of such Loss, and not just the amount in excess of the Threshold, will be available as an indemnification claim hereunder, subject to the other provisions of this Agreement, including the Indemnity Deductible; and (B) as to all inaccuracies and breaches, aggregate indemnifiable Losses in excess of one percent (1%) of the aggregate Allocated Purchase Price for the Acquired Companies (the "Indemnity Deductible"), and then only for the amount of such excess; provided, however, (1) for the avoidance of doubt, that each such inaccuracy or breach shall remain subject to the requirements of clause (A) of this Section 10.4(a)(i); (2) for the avoidance of further doubt, and by way of illustration, if there are two indemnification claims that each (and not collectively) constitutes indemnifiable Losses of $1.3 million, then, the amount of such indemnifiable Loss for purposes of this Section 10.4(a)(i) will be $1.3 million for each such claim, and $2.6 million in the aggregate, subject to the Indemnity Deductible and the other provisions of this Agreement; and (3) with respect to any inaccuracy or breach of a representation or warranty set forth in Sections 4.10, 4.12, or 4.13, the limitations set forth in
         Section 10.4(a)(ii) shall also apply;"

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         (f) Section 10.4(a)(ii). The parties hereto agree that Section
10.4(a)(ii) is hereby amended and restated in its entirety as follows:

                  "(ii) Section 10.2(a)(i) with respect to any inaccuracy or breach of a representation or warranty set forth in Sections 4.10, 4.12, or 4.13, only if, and only to the extent that, Purchaser and the Purchaser Indemnified Persons shall have incurred or suffered (A) as to the Acquired Companies in any one country identified on Schedule 1 attached to the Additional Representations Certificate, aggregate indemnifiable Losses in excess of Ten Million Dollars ($10,000,000), and then, subject to the Threshold and Indemnity Deductible limitations in Section 10.4(a)(i), for the full amount of the indemnifiable Losses including the aforementioned Ten Million Dollars ($10,000,000), or (B) as to the Acquired Companies in any one country identified on Schedule 2 attached to the Additional Representations Certificate, indemnifiable Losses in excess of Twenty Five Million Dollars ($25,000,000), and then, subject to the Threshold and Indemnity Deductible limitations in
         Section 10.4(a)(i), for the full amount of the indemnifiable Losses including the aforementioned Twenty Five Million Dollars ($25,000,000); and"

         (g) Section 10.4(a)(iii). The parties hereto agree that Section 10.4(a)(iii) is hereby amended and restated in its entirety as follows:

                  "(iii) Section 10.2(a)(v) and (ix), and, with respect to the Tax Warranty only, Section 10.2(a)(i) only if, in respect of the Acquired Companies in the particular country to which the indemnifiable Loss relates, Purchaser and the Purchaser Indemnified Persons shall have incurred or suffered aggregate indemnifiable Losses with respect to such Taxes or the Tax Warranty, as applicable, in excess of Five Million Dollars ($5,000,000) in respect of the Acquired Companies in such country and then for the full amount of the indemnifiable Losses including the aforementioned Five Million Dollars ($5,000,000)."

         (h) Section 10.4(a)(iv). The parties hereto agree that the following will be added as Section 10.4(a)(iv) to the Stock Purchase Agreement:

                  "(iv) Section 10.2(a)(iv) only if, and only to the extent that, in respect of any item or group of items set forth on Schedule 10.2(a)(iv), after the applicable Initial Closing or Subsequent Closing, Purchaser and the Purchaser Indemnified Persons shall have incurred or suffered indemnifiable Losses with respect to such item in excess of the amount of the reserve established by the applicable Acquired Company in respect of such item as of November 30, 2003 as set forth on Schedule 10.2(a)(iv), and then only for fifty percent (50%) of the amount by which the aggregate indemnifiable Losses in respect of such item exceeds the amount of the reserves described in such Schedule in relation to such items or group of items. With regard to each of the items or groups of items described on Schedule 10.2(a)(iv), notwithstanding the provisions of Section 10.6, Purchaser shall conduct the defense and/or prosecution of the underlying claims, and

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         proceedings relating thereto, and shall have the exclusive authority to settle or compromise such claims and related proceedings provided, that
         (A) Purchaser will conduct such defense, prosecution, settlement and compromise in good faith in accordance with its past practices, and (B) with respect to any settlement or compromise relating to such indemnifiable Losses for which Sellers will bear any liability, it will treat Purchaser and its Affiliates (including the Acquired Companies), on the one hand, and Sellers, on the other hand, on an equal and proportionate basis.

         (i) Section 10.7. The parties hereto agree that the following will be added to the end of Section 10.7 of the Stock Purchase Agreement:

         "In addition, with regard to indemnification claims relating to Tax matters, including pursuant to Section 10.2(a)(i), (ii), (v), (vi),
         (viii) and (ix), (A) once a potential Indemnified Party becomes aware of a Tax claim or circumstance that may be eligible for such indemnification, then, upon notifying the Indemnifying Party in accordance with this Agreement, appropriate Tax and/or management representatives of each party will meet in Miami or other reasonably appropriate place upon reasonable notice to discuss the background, impact, consequences and strategy for responding to such claim or circumstance; (B) Sellers, if the Indemnifying Party, will provide reasonable advance notice to Purchaser, as the Indemnified Party, of any meetings (including telephonic meetings), filings or other communications with any Governmental Authority in connection with the Tax claim, so that Purchaser may participate in such meetings or receive copies of such filings or communications; (C) Sellers, if the Indemnifying Party and if conducting the defense, and Purchaser, if conducting the defense, will act and proceed in good faith and consistent with past practices; (D) Sellers, if the Indemnifying Party, will not settle or compromise any such claim if and to the extent that such settlement or compromise imposes additional Taxes or Tax obligations on the Acquired Companies and/or Purchasers for the period after Closing without the consent of Purchaser, which will not be unreasonably withheld; (E) if the Sellers, if the Indemnifying Party, propose to approve a Tax Settlement of such a Tax matter which Purchaser declines to approve, then, at Purchaser's sole discretion, either (x) Purchaser may within 10 business days thereafter assume the defense of such claim, in which case, Seller will not be liable upon final settlement, compromise or resolution of such claim for any or more Losses beyond those that would have been paid had such Tax Settlement been approved as proposed by Sellers, or (y) Sellers will continue conducting such defense, and if, upon final settlement, compromise or resolution, the claim or proceeding relating to such Tax Matter results in additional Losses beyond those that would have been paid by Sellers hereunder had such Tax Settlement been approved as proposed by Sellers, then, notwithstanding anything to the contrary herein, Sellers will not be responsible or liable for such additional Losses hereunder. For the purposes of this Section, "Tax Settlement" shall mean any of (1) an offer or credible indication or suggestion made by or on behalf of the relevant Governmental Authority, (2) an offer made by the Sellers on behalf of

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         the relevant Acquired Company, subject to the approval of Purchaser, and tentatively accepted or acknowledged by such Governmental Authority, subject to the approval of Purchaser or the relevant Acquired Company, in each case, by virtue of which, through the payment of a certain amount, the Tax claim would be terminated without further liability to the Purchaser or the relevant Acquired Company.

         If the Purchaser reasonably believes that an Acquired Company would likely suffer adverse effect as the result of the ongoing dispute of a Tax claim (a "Pay-Off Tax Claim") by Sellers, as the Indemnifying Party, Purchaser may request, in writing, that the Sellers provide a letter (a "Tax Claim Pay-Off Letter") setting out the amount (the "Tax Claim Pay-Off Amount") of the Certified Expected Cost (as defined below) of such Pay-Off Tax Claim together with supporting documentation. Sellers shall provide such Tax Claim Pay-Off Letter and payment of the Tax Claim Pay-Off Amount to the Purchaser within 60 days after the Tax Expert (as defined below) is selected and engaged, and Seller and its affiliates and any Seller Indemnifying Parties will be fully released from any obligations and liabilities for or in respect of such Pay-Off Tax Claim and related liabilities, including indemnification for Losses and other obligations under this Agreement in relation thereto, irrespective of the final settlement, compromise or resolution of such Tax claim. If Purchaser, upon final settlement, compromise or resolution of such Pay-Off Tax Claim, pays or is liable for an amount that is less than the Tax Claim Pay-Off Amount, then Purchaser will promptly pay such shortfall to Seller after deducting all out-of-pocket and third party costs and expenses of Purchaser associated with defending such Pay-Off Claim.

         The "Certified Expected Cost" of a Pay-Off Tax Claim is the amount that Sellers would be reasonably likely to be required to pay to the relevant Governmental Authority to settle the Pay-Off Tax Claim, determined by multiplying (p) the amount the Governmental Authority would reasonably likely be awarded by a court of competent jurisdiction if the Pay-Off Tax Claim were litigated and decided in favor of such Governmental Authority, by (q) the probability (expressed as a percentage) that such Governmental Authority would prevail on the merits of its claim, in each case as determined by a reputable attorney or accountant who is a member of a reputable and recognized law firm or accounting firm (the "Tax Expert") with expertise in tax matters in the relevant jurisdiction, selected by the Sellers and approved by the Purchaser (which approval shall not be unreasonably withheld). In determining the Certified Expected Cost of a Pay-Off Tax Claim, the Tax Expert shall assume that the Sellers are not under duress to settle the Pay-Off Tax Claim and that the relevant courts and Governmental Authority always act rationally and in good faith. Each of Purchaser and Seller will fully cooperate in a timely manner with such Tax Expert, including providing to him copies of all work papers, books and records necessary or otherwise requested by the expert or the parties. If and to the extent of any conflict between this Section 10.7 and
         Section 10.6 with regard to Tax claims and indemnification therefore, this Section 10.7 will control."

         (j) Section 10.4(g). The parties hereto agree that Section 10.4(g) of the Stock Purchase Agreement shall be deleted in its entirety.

         (k) Section 12.15. The parties hereto agree that the last sentence of
Section 12.15 of the Stock Purchase Agreement shall be deleted in its entirety. In addition, the parties agree that there shall be added, at the end of the penultimate sentence in Section 12.15 (and after the foregoing deletion, the last sentence), and in each case, before the period ending that sentence, the phrase:

                  "and also for purposes of Section 10.2(a)(i)"

                                   ARTICLE II

                                OTHER AGREEMENTS

         2.1 Payments under Acquired Company Short-Term Bonus Plans. The parties hereto acknowledge and agree that, notwithstanding the terms and conditions of certain short-term bonus compensation plans that provide for the payment of bonus compensation to employees of the Acquired Companies in March of each fiscal year, the Sellers shall be permitted to cause the payment by each Acquired Company prior to the closing date applicable to such Acquired Company of the amounts to which its employees shall then be entitled under the terms of any such short-term bonus plan in existence on March 5, 2004. For the avoidance of doubt, Purchaser shall be entitled to review and revise the performance objectives set forth in such short-term bonus plans for the portion of the remaining bonus term under such plans at its sole discretion.

                                  ARTICLE III

                                  MISCELLANEOUS

         3.1 Ratification and Confirmation of the Stock Purchase Agreement; No Other Changes. Except as modified by this Amendment No. 1, the Stock Purchase Agreement is hereby ratified and confirmed in all respects. Nothing herein shall be held to alter, vary or otherwise affect the terms, conditions and provisions of the Stock Purchase Agreement, other than as contemplated herein.

         3.2 Severability. If any provision of this Amendment No.1 shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

         3.3 Applicable Law. This Amendment No.1 shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

         3.4 Counterparts. This Amendment No. 1 may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be signed, all as of the date first written above.

               TELEFONICA MOVILES, S.A.


               By:    /s/ Manuel Jose Costa Marques  /s/ Antonio Hornedo Muguiro
               Name:  Manuel Jose Costa Marques      /Antonio Hornedo Muguiro
               Title: General Manager of Corporate   /General Counsel
                      Development in Latin America


                                     BELLSOUTH INTERNATIONAL, INC.


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory


                                     BELLSOUTH ENTERPRISES, INC.


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory


                                     BELLSOUTH INTERNATIONAL LATIN AMERICA, INC.


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory


                                     BELLSOUTH ARGENTINA HOLDINGS, LLC


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory

                                     BELLSOUTH CHILE, INC.


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory


                                     BELLSOUTH CHILE HOLDINGS, INC.


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory


                                     BELLSOUTH CORPORATION,
                                     To the extent that this
                                     Amendment No.1 amends,
                                     modifies or affects in any
                                     manner the Sections and
                                     Articles of the Stock
                                     Purchase Agreement
                                     identified in the Preamble
                                     only


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory




                                      S-2